Exhibit 99.1

   Williams Controls Completes Recapitalization and Announces New Directors

    PORTLAND, Ore., Oct. 5 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced the completion of its capital restructuring following shareholder approval of each of the restructuring proposals. The proposals were first discussed in an August 30, 2004 press release and were detailed in a consent solicitation statement mailed to all shareholders. As part of the restructuring, Williams redeemed 98,114 shares of the Company's Series B 15% preferred stock at $265 per share. The redemption resulted in the conversion of the remaining 55,436 shares of Series B preferred into approximately 11,761,000 shares of Williams' common stock and the conversion of all of Williams' outstanding Series A-1 preferred shares into 11,849,000 of Williams' common stock. All of the repurchased Series B shares were held by a fund managed by American Industrial Partners (AIP). The remaining 31,886 shares of Series B preferred held by the fund were converted into common stock. Additionally, the shares of Series B preferred held by three senior managers of the Company and two other investors were all converted into common stock. With the completion of the restructuring, no shares of Williams' preferred stock remain outstanding. The details of the transaction can be viewed through the Company's web site link to the Company's EDGAR filings with the SEC.

    The redemption of the Series B shares was funded through available cash and a new five-year $25 million credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. The new credit facility will also provide for ongoing working capital requirements and replaces the prior senior lending facility with Wells Fargo Credit.

    Williams also announced today changes to its Board of Directors. Gene Goodson, Chairman, stated, "We welcome Mr. William Morris of AIP to the board and thank Messrs Richard Bingham and Nathan Belden of AIP, who have resigned their board positions, for their counsel and service on the board. We also welcome Messrs Peter Salas and Carlos Salas, both with Dolphin Asset Management, to the board." He continued, "We also welcome Mr. Pat Cavanagh, previously announced as our new President and CEO, to the company. All of these changes are effective October 1, 2004." He concluded, "Although AIP will no longer have board control; the company values highly the continued investment and involvement of AIP in the company. Their investment has allowed Williams Controls to reemerge as a long-term viable entity in its market."

    ABOUT WILLIAMS CONTROLS

    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

SOURCE  Williams Controls, Inc.
    -0-                             10/05/2004
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com /
    (WMCO)

CO:  Williams Controls, Inc.
ST:  Oregon
IN:  AUT CPR MAC OTC
SU:  PER RCN